Exhibit 107.1

Calculation of Filing Fee Table(1)

424(b)(5)

(Form Type)

Duke Energy Carolinas, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	First and Refunding Mortgage Bonds, 4.85% Series due 2030	457(r)	$400,000,000	99.858%	$399,432,000	0.00015310	$61,153.04
Fees to Be Paid	Debt	First and Refunding Mortgage Bonds, 5.25% Series due 2035	457(r)	$700,000,000	99.663%	$697,641,000	0.00015310	$106,808.84
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,097,073,000		$167,961.88
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$167,961.88

(1)	This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-267583-02. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.